Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, February 28, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY REPORTS RECORD SECOND QUARTER RESULTS

Strong operating margin of 10.2 percent year-to-date; reaffirming full-year EPS guidance of
$1.47 to $1.57 per share

        MINNEAPOLIS, MN (Feb. 28, 2006) — Donaldson Company, Inc. (NYSE: DCI) today announced record second quarter diluted earnings per share (“EPS”) of $.32, up from $.31 last year. Net income was a record $26.9 million, versus $26.7 million last year. Sales were a record $392.9 million, up from $388.4 million in fiscal 2005.

        For the six-month period, EPS was another record at $.69, up from $.62 last year. Net income increased 9 percent to $59.1 million compared to $54.1 million last year. Sales were a record $796.3 million, up 5 percent from $761.3 million in fiscal 2005.

        “Our operating margin improved to 10.2 percent year-to-date from 9.6 percent last year, despite absorbing $2.2 million, or $.02 per share, of stock option expenses into operating profits this year,” said Bill Cook, Chairman, President and CEO. “Donaldson is running very well, with our continued focus on cost reduction efforts offsetting higher commodity prices and driving the improvement in our profit margins. We reduced our full year sales outlook mainly due to currency translation since the dollar is currently weaker against the Euro and Yen than it was in the second half of last year. However, we expect continued positive year-over-year sales growth and for operating margins to continue at these improved levels, giving us confidence in delivering our 17th consecutive year of record earnings.”

Income Statement Discussion

        Translated at constant exchange rates, sales increased $20.5 million, or 5.3 percent, during the quarter and $51.1 million, or 6.7 percent, year-to-date. Weakening foreign currencies reduced the growth in sales to $4.5 million, or 1.2 percent, in the second quarter and $35.0 million, or 4.6 percent, year-to-date. The impact of foreign currency translation decreased net earnings by $0.6 million in the second quarter and $0.5 million year-to-date.

        Gross margin of 31.8 percent and 32.2 percent for the second quarter and year-to-date, respectively, compares favorably to prior year margins of 31.1 percent and 31.2 percent, respectively. We continue to see higher costs for petroleum-based raw materials and freight being offset primarily by our cost reduction efforts. Second quarter operating expenses were 22.1 percent of sales, up from 21.6 percent in the prior year. Excluding $2.2 million of expense in the quarter from stock option grants, operating expenses as a percentage of sales were down from the prior year. Year-to-date operating expenses were 22.0 percent of sales, up from 21.6 percent last year.

        Second quarter interest expense was $2.5 million, up from $2.2 million last year due to higher short-term interest rates. Year-to-date interest expense was $4.9 million, up from $4.3 million last year. Other income was $2.3 million in the quarter, up from $1.9 million last year. Year-to-date other income was $5.2 million, down from $5.3 million last year.

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Donaldson Company, Inc.
February 28, 2006

        The effective tax rate of 28.4 percent for the second quarter and 27.5 percent for the year compares to 27.0 percent for both periods in the prior year. We continue to expect our effective tax rate to be approximately 28 percent for the balance of the year.

        We did not repurchase any shares during the second quarter. Year-to-date, we repurchased 1,602,300 shares, or 1.9 percent of outstanding shares, for $48.1 million.

Backlog

        Total order backlog is $459 million, up 10 percent relative to last year and up 6 percent compared to the first quarter.

Engine Products Segment

        Engine Products sales were $226.6 million in the quarter, an increase of 3 percent from last year. Year-to-date Engine Products sales were $465.0 million, an increase of 6 percent from last year.

        Truck product sales in the quarter totaled $42.5 million, up 5 percent from last year. NAFTA truck product sales increased 2 percent. European truck product sales increased 10 percent and Asian sales increased 17 percent due to improved new truck build rates. Year-to-date worldwide sales totaled $88.7 million, an increase of 5 percent from last year.

        Worldwide sales of off-road products in the quarter were $71.7 million, up 4 percent from last year. NAFTA sales increased 6 percent on continued strength in new construction and mining equipment demand. European off-road sales remained consistent with prior year while Asian sales increased 2 percent. Year-to-date worldwide sales totaled $141.8 million, up 7 percent from last year.

        Engine aftermarket or replacement part sales in the quarter were $112.4 million, an increase of 2 percent from last year. NAFTA aftermarket sales increased 7 percent as equipment utilization rates and sales of diesel emission retrofit equipment remained strong. European sales decreased 4 percent and Asian sales were up 2 percent. Year-to-date worldwide sales totaled $234.4 million, up 7 percent from last year.

Industrial Products Segment

        Industrial Products sales in the quarter were $166.3 million, a decrease of 2 percent from last year. Year-to-date Industrial Products sales were $331.3 million, an increase of 2 percent from last year.

        Industrial Filtration Solutions (“IFS”) sales in the quarter were $103.8 million, a decrease of 2 percent from last year. IFS NAFTA sales increased 7 percent while European and Asian sales decreased 10 and 3 percent, respectively. Year-to-date worldwide IFS sales totaled $209.6 million, up 2 percent from last year.

        Gas turbine product sales in the quarter were $28.4 million, down 5 percent from last year. Year-to-date worldwide sales totaled $52.8 million, down 2 percent from last year.

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Donaldson Company, Inc.
February 28, 2006

        Sales of special application products in the quarter were a record $34.2 million, an increase of 2 percent from last year. Year-to-date worldwide special application sales were a record $68.9 million, up 6 percent from last year.

Outlook

Engine Products:   We expect mid- to high-single digit sales growth in the second half of fiscal 2006.
  NAFTA heavy-duty new truck build rates should remain at their current high levels as our truck manufacturer OEMs are near capacity.
  Strong worldwide conditions are expected to continue in the production of new construction and mining equipment by our customers.
  Both our NAFTA and international aftermarket sales are expected to continue growing with continued strong equipment utilization, continued growth by our OEM customers of their replacement parts business, and the growing amount of equipment with our PowerCore™ filtration systems.
Industrial Products:   We expect mid-single digit sales growth in the second half of fiscal 2006.
  IFS sales growth is expected to moderate following two consecutive years of strong growth. Our NAFTA market is healthy. Based on current business conditions and our backlog position, we expect IFS sales in Europe and Asia to be significantly stronger in the second half of fiscal 2006.
  Globally, we expect mid-single digit sales growth for gas turbine for the full year. Strength is seen in both the international and the oil and gas markets.
  Market conditions for special applications products are expected to remain strong.

Other:   We expect foreign currency translation to negatively impact international sales growth during the second half of fiscal 2006. We expect the full year EPS impact from expensing stock options to be $.02 to $.03 per share, with over 80 percent of the impact already reflected in the year-to-date results. For the year, we expect EPS to be in the range of $1.47 to $1.57 per share, compared to $1.27 per share in fiscal 2005.

About Donaldson Company, Inc.

        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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Donaldson Company, Inc.
February 28, 2006

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

        The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company’s current views with respect to future events and financial performance but involve uncertainties that could significantly impact results. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “outlook,” “plan,” “promises,” “project,” “should,” “will be” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Act.

        The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, changes in product demand, and governmental laws and regulations. For a more detailed explanation, see the Company’s 2005 Form 10-K filed with the Securities and Exchange Commission. The company wishes to caution investors that new factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company’s views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
February 28, 2006

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31

	2006	2005	2006	2005

Net sales	$392,915	$388,424	$796,311	$761,330

Cost of sales	268,133	267,470	539,997	524,137

Gross margin	124,782	120,954	256,314	237,193

Operating expenses	86,978	83,983	175,116	164,091

Operating income	37,804	36,971	81,198	73,102

Other income, net	(2,301)	(1,866)	(5,230)	(5,285)

Interest expense	2,508	2,240	4,933	4,264

Earnings before income taxes	37,597	36,597	81,495	74,123

Income taxes	10,688	9,881	22,388	20,013

Net earnings	$26,909	$26,716	$59,107	$54,110

Weighted average shares outstanding	82,992,797	84,907,607	83,506,118	85,314,400

Diluted shares outstanding	85,101,072	87,269,110	85,641,920	87,613,582

Net earnings per share	$.32	$.31	$.71	$.63

Net earnings per share assuming dilution	$.32	$.31	$.69	$.62

Dividends paid per share	$.080	$.060	$.160	$.115

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Donaldson Company, Inc.
February 28, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	January 31 2006	July 31 2005

ASSETS

Cash and cash equivalents	$76,362	$134,066
Accounts receivable – net	279,675	294,016
Inventories – net	146,817	151,599
Prepaid expenses and other current assets	45,252	39,141

Total current assets	548,106	618,822

Other assets and deferred taxes	218,977	217,458
Property, plant and equipment – net	285,884	275,493

Total assets	$1,052,967	$1,111,773

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$119,193	$134,063
Employee compensation and other liabilities	104,255	98,083
Notes payable	73,285	102,004
Income taxes payable	6,575	12,280
Current maturity long-term debt	12,498	7,772

Total current liabilities	315,806	354,202

Long-term debt	97,401	103,302
Other long-term liabilities	114,619	129,653

Total liabilities	527,826	587,157

Equity	525,141	524,616

Total liabilities and equity	$1,052,967	$1,111,773

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Donaldson Company, Inc.
February 28, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Six Months Ended January 31

	2006	2005

OPERATING ACTIVITIES

Net earnings	$59,107	$54,110
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,661	22,009
Changes in operating assets and liabilities	(11,673)	(20,232)
Payment of litigation judgment	(14,170)	—
Tax benefit of equity plans	(11,965)	—
Stock option expense	2,424	—
Other, net	5,157	9,289

Net cash provided by operating activities	51,541	65,176

INVESTING ACTIVITIES

Net expenditures on property and equipment	(28,611)	(22,521)
Acquisitions and investments in unconsolidated affiliates, net of cash acquired	(4,436)	(6,075)

Net cash used in investing activities	(33,047)	(28,596)

FINANCING ACTIVITIES

Purchase of treasury stock	(48,126)	(86,542)
Net change in debt	(29,045)	81,213
Dividends paid	(13,293)	(9,757)
Tax benefit of equity plans	11,965	—
Other, net	2,207	1,317

Net cash used in financing activities	(76,292)	(13,769)

Effect of exchange rate changes on cash	94	6,962

Increase (decrease) in cash and cash equivalents	(57,704)	29,773

Cash and cash equivalents - beginning of year	134,066	99,504

Cash and cash equivalents - end of period	$76,362	$129,277

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Donaldson Company, Inc.
February 28, 2006

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company

3 Months Ended January 31, 2006:
Net sales	$226,584	$166,331	—	$392,915
Earnings before income taxes	25,030	13,067	(500)	37,597

3 Months Ended January 31, 2005:
Net sales	$219,432	$168,992	—	$388,424
Earnings before income taxes	27,384	10,908	(1,695)	36,597

6 Months Ended January 31, 2006:
Net sales	$465,008	$331,303	—	$796,311
Earnings before income taxes	56,204	28,151	(2,860)	81,495

6 Months Ended January 31, 2005:
Net sales	$437,017	$324,313	—	$761,330
Earnings before income taxes	58,257	23,602	(7,736)	74,123

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31

	2006	2005	2006	2005
Engine Products segment:
Off-road products	$71,660	$69,261	$141,826	$132,533
Transportation products	42,528	40,369	88,738	84,275
Aftermarket products	112,396	109,802	234,444	220,209

Total Engine Products Segment	$226,584	$219,432	$465,008	$437,017

Industrial Products segment:
Industrial filtration solutions products	$103,755	$105,804	$209,643	$205,434
Gas turbine products	28,416	29,752	52,779	53,628
Special applications products	34,160	33,436	68,881	65,251

Total Industrial Products segment	$166,331	$168,992	$331,303	$324,313

Total Company	$392,915	$388,424	$796,311	$761,330

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Donaldson Company, Inc.
February 28, 2006

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars)
(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31

	2006	2005	2006	2005

Free cash flow	$5,520	$8,406	$22,930	$42,655
Net capital expenditures	15,268	15,471	28,611	22,521

Net cash provided by operating activities	$20,788	$23,877	$51,541	$65,176

EBITDA	$50,957	$48,970	$108,040	$99,142
Income taxes	(10,688)	(9,881)	(22,388)	(20,013)
Interest expense (net)	(2,141)	(1,405)	(3,884)	(3,010)
Depreciation and amortization	(11,219)	(10,968)	(22,661)	(22,009)

Net earnings	$26,909	$26,716	$59,107	$54,110

Net sales, excluding foreign currency translation	$408,947	$377,130	$812,426	$739,479
Foreign currency translation	(16,032)	11,294	(16,115)	21,851

Net sales	$392,915	$388,424	$796,311	$761,330

Net earnings, excluding foreign currency translation	$27,554	$26,442	$59,559	$52,747
Foreign currency translation	(645)	274	(452)	1,363

Net earnings	$26,909	$26,716	$59,107	$54,110

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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